Filed Pursuant to Rule 424(b)(3)
Registration File No. 333-237614

Prospectus
ENERGY FOCUS, INC.
5,403,752 Shares of Common Stock
Pursuant to this prospectus, the selling stockholders identified herein are offering on a resale basis an aggregate of 5,403,752 shares of our common stock, par value $0.0001 per share, or common stock, of which 3,682,729 shares are issuable upon the exercise of outstanding warrants to purchase our common stock, or the Warrants, and 1,721,023 shares are issuable upon the conversion of shares of our Series A Convertible Preferred Stock, $0.0001 value per share, or Series A Preferred Stock. The Warrants were issued to certain selling stockholders in connection with a private placement we completed on January 13, 2020. The shares of Series A Preferred Stock were issued to certain of the selling stockholders on January 16, 2020 upon the conversion of certain subordinated convertible promissory notes. We will not receive any of the proceeds from the sale by the selling stockholders of the common stock. Upon any exercise of the Warrants by payment of cash, however, we will receive the exercise price of the Warrants.
The selling stockholders may sell or otherwise dispose of the common stock covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the selling stockholders may sell or otherwise dispose of the common stock covered by this prospectus in the section entitled “Plan of Distribution” on page 8. Discounts, concessions, commissions and similar selling expenses attributable to the sale of common stock covered by this prospectus will be borne by the selling stockholders. We will pay all expenses (other than discounts, concessions, commissions and similar selling expenses) relating to the registration of the common stock with the Securities and Exchange Commission, or the SEC.
Our common stock is listed on The NASDAQ Capital Market under the symbol “EFOI.” On April 15, 2020, the last reported sale price of our common stock was $0.33 per share.
Investing in our common stock involves risks. See “Risk Factors” on page 2 of this prospectus, as well as those risk factors discussed in detail in Part I - Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 24, 2020.
Neither the SEC nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is April 16, 2020.

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the SEC using a continuous offering process.
You should read this prospectus and the information and documents incorporated by reference carefully. Such documents contain important information you should consider when making your investment decision. See “Where You Can Find Additional Information” and “Incorporation of Certain Information by Reference” in this prospectus.
You should rely only on the information provided in this prospectus or documents incorporated by reference into this prospectus. We have not authorized anyone to provide you with different information. This prospectus covers offers and sales of our common stock only in jurisdictions in which such offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front cover of this prospectus, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of our common stock.
In this prospectus, we refer to Energy Focus, Inc. as “we,” “us,” “our,” or the “Company.” You should rely only on the information we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus.

ABOUT ENERGY FOCUS, INC.
Energy Focus, Inc. engages in the design, development, manufacturing, marketing and sale of energy-efficient lighting systems and controls. We develop, market and sell high quality energy-efficient light-emitting diode, or LED, lighting products and controls in the commercial and military maritime markets. Our mission is to enable our customers to run their facilities and offices with greater energy efficiency, productivity, and wellness through advanced LED retrofit solutions. Our goal is to be the retrofit technology and market leader for the most demanding applications where performance, quality and health are considered paramount. We specialize in LED lighting retrofit by replacing fluorescent, high-intensity discharge lighting and other types of lamps in institutional buildings for primarily indoor lighting applications with our innovative, high-quality commercial and military tubular LED and other LED products and controls.
The Company was founded in 1985 as Fiberstars, Inc., a California corporation, and reincorporated in Delaware in November 2006. In May 2007, Fiberstars, Inc. merged with and became Energy Focus, Inc., also a Delaware corporation. Our principal executive offices are located at 32000 Aurora Road, Suite B, Solon, Ohio 44139. Our telephone number is 440.715.1300. Our website address is www.energyfocus.com. Information on, or that can be accessed through, our website is not part of this prospectus.

RISK FACTORS
An investment in our common stock involves risks. Prior to making a decision about investing in our common stock, you should consider carefully the risks together with all of the other information contained or incorporated by reference in this prospectus, including any risks in the section entitled “Risk Factors” contained in any supplements to this prospectus, as well as those risk factors discussed in detail in Part I - Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2019, as filed with the SEC on March 24, 2020, and in our subsequent filings with the SEC. Each of the referenced risks and uncertainties could adversely affect our business, operating results and financial condition, as well as adversely affect the value of an investment in our securities. Additional risks not known to us or that we believe are immaterial may also adversely affect our business, operating results and financial condition and the value of an investment in our securities.
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements in this prospectus and any document we incorporate herein by reference and any prospectus supplement we may file include statements that express our opinions, expectations, beliefs, plans, objectives, assumptions or projections regarding future events or future results and therefore are, or may be deemed to be, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act Act”) and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts. They appear in a number of places throughout this prospectus and the documents that we incorporate by reference herein and therein and include statements regarding our intentions, beliefs, or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures, and the industry in which we operate.

By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by our forward-looking statements. In addition, even if our results of operations, financial condition and liquidity, and industry developments are consistent with our forward-looking statements, those results or developments may not be indicative of results or developments in subsequent periods.

We believe that important factors that could cause our actual results to differ materially from our forward-looking statements include, but are not limited to, the risks and uncertainties set forth under “Risk Factors” in Item 1A of our Annual Report on Form 10-K, under “Risk Factors” in this prospectus, and outlined in our other filings with the SEC. Some of these factors include:

•	our need for additional financing in the near term to continue our operations;

•	our liquidity and refinancing demands;

•	our ability to obtain refinancing or extend maturing debt;

•	our ability to continue as a going concern for a reasonable period of time;

•	our ability to implement plans to increase sales and control expenses;

•	our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels;

•	our ability to increase sales by adding new customers to reduce the reliance of our sales on a smaller group of customers, and the long sales-cycle that our product requires;

•	our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters;

•	the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we invest in growth opportunities;

•	our ability to compete effectively against companies with lower cost structures or greater resources, or more rapid development efforts, and new competitors in our target markets;

•	our ability to successfully scale our network of sales representatives, agents, and distributors to match the sales reach of larger, established competitors;

•	market acceptance of our high-quality LED lighting technologies and products;

•	our ability to attract and retain qualified personnel, and to do so in a timely manner;

•	the impact of any type of legal inquiry, claim or dispute;

•	general economic conditions in the United States and in other markets in which we operate or secure products;

•
our dependence on military maritime customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets;

•
business interruptions resulting from health epidemics or pandemics or other contagious outbreaks, such as the recent corona-virus outbreak or geopolitical actions, including war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires;

•
our reliance on a limited number of third-party suppliers, our ability to obtain critical components and finished products from such suppliers on acceptable terms, and the impact of our fluctuating demand on the stability of such suppliers;

•	our ability to timely and efficiently transport products from our third-party suppliers to our facility by ocean marine channels;

•	our ability to respond to new lighting technologies and market trends, and fulfill our warranty obligations with safe and reliable products;

•	any delays we may encounter in making new products available or fulfilling customer specifications;

•	any flaws or defects in our products or in the manner in which they are used or installed;

•	our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others;

•	our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety;

•
risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade; and

•	our ability to remediate a significant deficiency, maintain effective internal controls and otherwise comply with our obligations as a public company and under NASDAQ listing standards.

You should read this prospectus, any prospectus supplement we may file and the documents that we incorporate by reference herein and therein completely and with the understanding that our actual future results may be materially different from what we currently expect. You should assume that the information appearing in this prospectus, any prospectus supplement we may file and any document incorporated by reference herein and therein is accurate as of its date only. Because the risks referred to above could cause actual results or outcomes to differ materially from those expressed in any forward-looking statements made by us or on our behalf, you should not place undue reliance on any forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as required by law. New factors emerge from time to time, and it is not possible for us to predict which factors may arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We qualify all of the information presented in this prospectus, any prospectus supplement we may file and any document incorporated herein or therein by reference, and particularly our forward-looking statements, by these cautionary statements.

USE OF PROCEEDS
We will not receive any of the proceeds from any sale or other disposition of the common stock covered by this prospectus. All proceeds from the sale of the common stock will be paid directly to the selling stockholders. We will receive proceeds upon the cash exercise of the Warrants for which the shares of common stock underlying the Warrants are being registered hereunder. Assuming full cash exercise of the Warrants, we would receive proceeds of approximately $2,560,412.10. We currently intend to use any cash proceeds from a Warrant exercise for working capital and general corporate purposes. To the extent the resale of the shares of common stock underlying the Warrants is registered under the Securities Act and there is a prospectus available for such registered resale, holders of warrants are required to pay the exercise price for the Warrants in cash. If no such registration statement and prospectus are available, the Warrants may be exercised through cashless exercise, where the holder of the Warrant receives fewer shares upon exercise of their Warrant, but does not pay the Company any cash to exercise the Warrant.
TRANSACTIONS RELATING TO THE COMMON STOCK OFFERED HEREUNDER
Registered Offering and Private Placement of Securities
On January 9, 2020, we entered into a securities purchase agreement (the “Purchase Agreement”) with certain institutional accredited investors (the “Investors”), pursuant to which we agreed to sell, in a registered direct offering, an aggregate of 3,441,803 shares of our common stock at a purchase price of $0.674 per share (the “Common Stock Offering”). The 3,441,803 shares of common stock sold in the Common Stock Offering were offered and sold pursuant to a prospectus, dated December 12, 2018, and a prospectus supplement dated January 9, 2020, in connection with a takedown from our shelf registration statement on Form S-3 (File No. 333-228255).
Concurrently with the Common Stock Offering, and pursuant to the Purchase Agreement, we also commenced a private placement whereby we agreed to issue and sell to the Investors warrants (the “Private Placement Warrants”) exercisable for an aggregate of 3,441,803 shares of common stock (the “Warrant Shares”), which represent 100% of the shares of common stock sold in the Common Stock Offering, for a purchase price of $0.125 per underlying Warrant Share and with an exercise price of $0.674 per Warrant Share (the “Private Placement”). Subject to certain ownership limitations, the Private Placement Warrants are exercisable upon issuance. Subject to limited exceptions, a holder of Warrants will not have the right to exercise any portion of its Warrants if the holder, together with its affiliates, would beneficially own in excess of 4.99%, or 9.99% at the investor’s election, of the number of shares of our common stock outstanding immediately after giving effect to such exercise, provided that the holder may increase or decrease the beneficial ownership limitation up to 9.99%, provided, further, that any increase in the beneficial ownership limitation shall not be effective until the 61st day following notice of such change to the Company. The Private Placement Warrants will expire on the fifth year anniversary of the date of issuance. The closing of the Common Stock Offering and Private Placement occurred on January 13, 2020.
On January 8, 2020, we entered into an engagement letter (the “Engagement Letter”) with H.C. Wainwright & Co., LLC (“Wainwright”), pursuant to which Wainwright agreed to serve as exclusive placement agent for the issuance and sale of the shares of common stock and warrants. We agreed to pay Wainwright an aggregate cash fee equal to 7.0% of the gross proceeds received by the Company from the sale of the securities in the Common Stock Offering and Private Placement Warrants in the Private Placement. Pursuant to the Engagement Letter, we also agreed to grant to Wainwright, or its designees, warrants to purchase up to 7.0% of the aggregate number of shares sold in the Offering (240,926 shares of common stock) (each, a “Placement Agent Warrant”; collectively and together with the Private Placement Warrants, the “Warrants”). We also agreed to pay Wainwright $50,000 for non-accountable expenses and up to $12,900 for escrow expenses. The Engagement Letter has indemnity and other customary provisions for transactions of this nature. The Placement Agent Warrants have substantially the same terms as the Warrants held by the Investors, except that the exercise price of the Placement Agent Warrants is $0.9988 per share.
We agreed to file a registration statement for the resale of the Warrant Shares issued and issuable upon exercise of the Private Placement Warrants by April 8, 2020 and to use commercially reasonable efforts to cause such registration to become effective within 181 days following the closing date of the concurrent private placement, or by July 12, 2020, and to keep such registration statement effective at all times until no purchaser of common stock owns any Warrants or Warrant Shares issuable upon exercise thereof.
The Warrant Shares and the common stock underlying the Placement Agent Warrants are being registered for resale hereunder.

Series A Convertible Preferred Stock
On March 29, 2019, the Company entered into a note purchase agreement (the “Note Purchase Agreement”) with certain investors, including Fusion Park LLC (“Fusion Park”) and Brilliant Start Enterprise, Inc. (“Brilliant Start”), for the purchase of an aggregate of $1.7 million in subordinated convertible promissory notes. James Tu, our current Chairman and Chief Executive Officer is the sole owner of Fusion Park and Gina Huang, a current member of our board of directors, controls Brilliant Start. Pursuant to the Note Purchase Agreement, Fusion Park and Brilliant Start purchased $580,000 and $500,000, respectively, in principal amount of Convertible Notes. In connection with the sale of Convertible Notes, Mr. Tu was appointed as a member of our board of directors on April 1, 2019 and Chief Executive Officer, President and interim Chief Financial Officer on April 2, 2019.
The Convertible Notes had a maturity date of December 31, 2021 and bore interest at a rate of 5% per annum until June 30, 2019 and at a rate of 10% thereafter. Pursuant to their terms, on January 16, 2020 following approval of certain amendments to our certificate of incorporation by our stockholders, the principal amount of all of the Convertible Notes and the accumulated interest thereon in the amount of $1,815,041 converted at a conversion price of $0.67 per share into an aggregate of 2,709,018 shares of our Series A Preferred Stock, which is convertible on a one-for-one basis into shares of our common stock. Upon the conversion of the Convertible Notes, Fusion Park and Brilliant Start received 924,253 shares and 796,770 shares, respectively, of Series A Preferred Stock.
The Note Purchase Agreement provides for resale registration rights with respect to the shares of our common stock issuable upon conversion of the Series A Preferred Stock.
The shares of common stock underlying the Series A Preferred Stock held by Fusion Park and Brilliant Start are being registered for resale hereunder.

SELLING STOCKHOLDERS
This prospectus covers the possible resale by the selling stockholders identified in the table below of 5,403,752 shares of common stock, of which 3,682,729 shares are issuable upon the exercise of outstanding Warrants and 1,721,023 shares are issuable upon the conversion of shares of our Series A Preferred Stock. The selling stockholders may sell some, all or none of their shares of common stock. We do not know how long the selling stockholders will hold the Warrants or Series A Preferred Stock, whether any will exercise the Warrants and upon such exercise, how long such selling stockholders will hold the shares of common stock before selling them, whether any will convert the shares of Series A Preferred Stock and upon such conversion, how long such selling stockholders will hold the shares of common stock before selling them, and we currently have no agreements, arrangements or understandings with the selling stockholders regarding the sale of any of the shares.
The following table presents information regarding the selling stockholders and the shares that each may offer and sell from time to time under this prospectus. The table is prepared based on information supplied to us by the selling stockholders and reflects their respective holdings as of April 1, 2020. Except for the ownership of shares of capital stock and as described below and the Engagement Letter with Wainwright pursuant to which the Placement Agent Warrants were granted to certain designees of Wainwright, each selling stockholder has not had any material relationship with us within the past three years. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder. The percentage of shares beneficially owned prior to the offering is based on 15,896,632 shares of our common stock actually outstanding as of April 1, 2020.

Name of Selling Stockholder	Shares Beneficially Owned Before this Offering		Shares to be Sold in this Offering	Shares Beneficially Owned After this Offering

Fusion Park LLC	924,253	(1)	924,253	0	0.0%
Brilliant Start Enterprise, Inc.	1,214,160	(2)	796,770	417,390	2.6%
Armistice Capital Master Fund Ltd.	782,228	(3)	782,228	0	0.0%
Dorothy J. Hoel	62,600	(4)	31,300	31,300	*
Frances A. Gonyea TTEE	88,000	(5)	44,000	44,000	*
Frances A. Gonyea Trust 10/09/2018
Hudson Bay Master Fund Ltd.	782,228	(6)	782,228	0	0.0%
Intracoastal Capital, LLC	782,228	(7)	782,228	0	0.0%
Covista Value Fund LP	378,156	(8)	125,156	253,000	*
Richard A. Hoel	25,000	(9)	12,500	12,500	*
Robert G. Allison	99,935	(10)	99,935	0	0.0%
Sabby Volatility Warrant Master Fund, Ltd.	820,870	(11)	782,228	267,298	1.7%
Noam Rubinstein (16)	30,116	(12)	30,116	0	0.0%
Craig Schwabe (16)	53,907	(13)	53,907	0	0.0%
Michael Vasinkevich (16)	154,494	(14)	154,494	0	0.0%
Charles Worthman (16)	2,409	(15)	2,409	0	0.0%
––––––––––––––––
* Represents beneficial ownership of less than one percent.

(1)
Represents shares of common stock issuable upon the conversion of Series A Preferred Stock. Mr. James Tu, the Chairman and Chief Executive Officer of the Company, is the Managing Member of Fusion Park LLC, and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of Fusion Park LLC.

(2)
Consists of 796,770 shares of common stock issuable upon the conversion of Series A Preferred Stock. Ms. Mei Yun Huang (Gina Huang), a director of the Company, is the General Partner of Brilliant Start Enterprise, Inc., and, in such capacity, may be deemed to have voting and dispositive power over the securities held for the account of Brilliant Start Enterprise, Inc.

(3)
Represents shares of common stock issuable upon exercise of Private Placement Warrants. The securities are directly owned by Armistice Capital Master Fund Ltd., a Cayman Islands corporation (the “Master Fund”), and may be deemed to be indirectly beneficially owned by Armistice Capital, LLC (“Armistice Capital”), as the investment manager of the Master Fund. The reported securities may also be deemed to be indirectly beneficially owned by Steven Boyd as Managing Member of Armistice Capital. Armistice Capital and Steven Boyd disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein.

(4)	Includes 31,300 shares of common stock issuable upon exercise of Private Placement Warrants.

(5)	Includes 44,000 shares of common stock issuable upon exercise of Private Placement Warrants.

(6)
Represents shares of common stock issuable upon exercise of Private Placement Warrants. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(7)
Represents shares of common stock issuable upon exercise of Private Placement Warrants. Mitchell P. Kopin (“Mr. Kopin”) and Daniel B. Asher (“Mr. Asher”), each of whom are managers of Intracoastal Capital LLC (“Intracoastal”), have shared voting control and investment discretion over the securities reported herein that are held by Intracoastal. As a result, each of Mr. Kopin and Mr. Asher may be deemed to have beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of the securities reported herein that are held by Intracoastal.

(8)
Includes 125,156 shares of common stock issuable upon exercise of Private Placement Warrants. The securities are directly owned by Covista Value Fund LP.,  and may be deemed to be indirectly beneficially owned by Covista Capital Corp, as the investment manager of the Fund. The reported securities may also be deemed to be indirectly beneficially owned by Rann Cannon as CIO of Covista Capital Corp. Covista Capital Corp and Rann Cannon disclaim beneficial ownership of the reported securities except to the extent of their respective pecuniary interest therein.

(9)	Includes 12,500 shares of common stock issuable upon exercise of Private Placement Warrants.

(10)	Represents shares of common stock issuable upon exercise of Private Placement Warrants.

(11)
Includes 553,572 shares of common stock issuable upon exercise of Private Placement Warrants. The foregoing excludes 228,656 shares of common stock issuable upon the exercise of the Private Placement Warrant in full because the Private Placement Warrant held by Sabby Volatility Warrant Master Fund, Ltd. (“SVWMF”) contains a blocker provision under which SVWMF does not have the right to exercise the Private Placement Warrant to the extent (but only to the extent) that such exercise would result in beneficial ownership by SVWMF, together with its affiliates, and any other persons acting as a group together with SVWMF or any of its affiliates, of more than 4.99% of the common stock. Without such blocker provisions, SVWMF may have been deemed to have beneficial ownership of 1,049,526 shares of common stock. All 782,228 shares of common stock issuable upon exercise of SVWMF’s Private Placement Warrant are being registered hereunder. Sabby Management, LLC serves as the investment manager of SVWMF. Hal Mintz is the manager of Sabby Management, LLC and has voting and investment control of the securities held by SVWMF. Each of Sabby Management, LLC and Hal Mintz disclaims beneficial ownership over the securities beneficially owned by SVWMF except to the extent of their respective pecuniary interest therein.

(12)	Consists of 30,116 shares of common stock issuable upon exercise of Placement Agent Warrants.

(13)	Consists of 53,907 shares of common stock issuable upon exercise of Placement Agent Warrants.

(14)	Consists of 154,494 shares of common stock issuable upon exercise of Placement Agent Warrants.

(15)	Consists of 2,409 shares of common stock issuable upon exercise of Placement Agent Warrants.

(16)
The selling stockholder is an affiliate of Wainwright, a broker-dealer and the placement agent for the Private Placement, and at the time of the acquisition of the Placement Agent Warrants by the selling stockholder, such selling stockholder did not have any understanding in place to distribute such securities.

PLAN OF DISTRIBUTION
The selling stockholders, including their transferees, donees, pledgees, assignees and successors-in-interest, may, from time to time, sell, transfer or otherwise dispose of any or all of the shares of common stock offered by this prospectus from time to time on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market price, at varying prices determined at the time of sale or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	broker-dealers may agree with a selling stockholder to sell a specified number of such shares at a stipulated price per share;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.
Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser in amounts to be negotiated. The selling stockholders do not expect these commissions and discounts relating to its sales of shares to exceed what is customary in the types of transactions involved.
The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out its short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus, as supplemented or amended to reflect such transaction.
The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.
Because each of the selling stockholders may be deemed to be an “underwriter” within the meaning of the Securities Act, they may be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares.
The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders.
We will not receive any proceeds from the sale of the shares of common stock by the selling stockholders.

DESCRIPTION OF SECURITIES
The following is a brief description of our common stock and, to the extent the rights of the Series A Preferred Stock may materially limit or qualify the rights evidenced by our common stock, we describe our Series A Preferred Stock. This description of the terms of our common stock does not purport to be complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware General Corporation Law, or the DGCL, and the full text of our certificate of incorporation and our bylaws.
General
Our certificate of incorporation provides that we may issue up to 55,000,000 shares of stock comprised of the following:

•	50,000,000 shares of common stock, par value $0.0001 per share; and

•	5,000,000 shares of preferred stock, par value $0.0001 per share.

Common Stock
Holders of our common stock are entitled to one vote per share on all matters to be voted upon by stockholders. In accordance with Delaware law, the affirmative vote of a majority of the shares represented and voting at a duly held meeting at which a quorum is present shall be the act of the stockholders. The shares of common stock have no pre-emptive rights, no redemption or sinking fund provisions, and are not liable for further call or assessment.
Holders of our common stock are entitled to receive dividends when and as declared by our board of directors out of funds legally available for dividends. We have not declared or paid any cash dividends and we do not anticipate paying cash dividends in the foreseeable future.
Upon a liquidation of the Company, our creditors and holders of our preferred stock with preferential liquidation rights will be paid before any distribution to holders of our common stock. The holders of common stock would be entitled to receive a pro rata distribution per share of any excess amount.
Preferred Stock
Our certificate of incorporation empowers our board of directors to issue up to 5,000,000 shares of preferred stock from time to time in one or more series. Our board of directors may fix the designation, privileges, preferences and rights and the qualifications, limitations and restrictions of those shares, including dividend rights, conversion rights, voting rights, redemption rights, terms of sinking funds, liquidation preferences and the number of shares constituting any additional series or the designation of the series. Terms selected could decrease the amount of earnings and assets available for distribution to holders of our common stock or adversely affect the rights and power, including voting rights, of the holders of our common stock without any further vote or action by the stockholders. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued by us in the future. The issuance of preferred stock could have the effect of delaying or preventing a change in control of us or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock.
Our board of directors has designated 3,300,000 shares of our preferred stock as Series A Convertible Preferred Stock, which have the following rights, preference and privileges in relation to our common stock.

Rank. The Series A Preferred Stock ranks senior to our common stock with respect to the payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Company.

Conversion. Any holder of Series A Preferred Stock has the right by written election to the Company to convert all or any portion of the outstanding shares of Series A Preferred Stock held by such holder into an aggregate number of shares of our common stock on a one-for-one basis (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to our common stock).

Dividends. If we pay a dividend or distribution on our common stock, we will simultaneously declare and pay a dividend on the Series A Preferred Stock on a pro rata basis with our common stock determined on an as-converted basis assuming all shares of Series A Preferred had been converted into common stock as of immediately prior to the record date of the applicable dividend

(or if no record date is fixed, the date as of which the record holders of our common stock entitled to such dividends are to be determined).

Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company (a “Liquidation”), the holders of shares of Series A Preferred Stock then outstanding will be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of our common stock, an amount in cash equal to the aggregate liquidation value of all shares held by such holder, with each share of Series A Preferred Stock having a liquidation value of $0.67 per share.

Participation with Common Stock on Liquidation. In addition to and after payment in full of all preferential amounts required to be paid to the holders of Series A Preferred Stock upon a Liquidation, the holders of Shares of Series A Preferred Stock then outstanding will be entitled to participate with the holders of shares of our common stock then outstanding, pro rata as a single class based on the number of outstanding shares of our common stock on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Company available for distribution to its stockholders.

Voting. Each holder of outstanding shares of Series A Preferred Stock is entitled to vote with holders of our outstanding common stock, voting together as a single class, with respect to any and all matters presented to the stockholders of the company for their action or consideration, except as provided by law. In any such vote, each share of Series A Preferred Stock shall be entitled to a number of votes equal to 55.37% of the number of shares of common stock into which the share is convertible as of the record date for such vote or written consent or, if there is no specified record date, as of the date of such vote or written consent.
Antitakeover Effects of Our Certificate of Incorporation and Bylaws
Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and that may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless that takeover or change in control is approved by our board of directors. These provisions include:
Action by Written Consent. Our bylaws provide that stockholder action can be taken only at an annual or special meeting of stockholders and cannot be taken by written consent in lieu of a meeting.
Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the board of directors. Stockholders at an annual meeting are only able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the board of directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in accordance with our bylaws, of the stockholder’s intention to bring that business before the meeting. Although the bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.
Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Delaware Anti-Takeover Statute
We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. In general, Section 203 prohibits a publicly held Delaware corporation from engaging, under certain circumstances, in a business combination with an interested stockholder for a period of three years following the date the person became an interested stockholder unless:

•	prior to the date of the transaction, our board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•
upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, calculated as provided under Section 203; or

•
at or subsequent to the date of the transaction, the business combination is approved by our board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

Generally, a business combination includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s outstanding voting stock. We expect the existence of this provision to have an anti-takeover effect with respect to transactions our board of directors does not approve in advance. We also anticipate that Section 203 may also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders.
The provisions of Delaware law and the provisions of our certificate of incorporation and our bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they might also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions might also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders might otherwise deem to be in their best interests.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by such law.
Listing
Our common stock is listed on the NASDAQ Capital Market under the symbol “EFOI.”
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Broadridge Corporate Issuer Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

INTERESTS OF NAMED EXPERTS AND COUNSEL
No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the securities was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company. Nor was any such person connected with the Company as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.
LEGAL MATTERS
Paul Hastings LLP, New York, New York will pass upon legal matters in connection with the validity of the common stock offered hereby.
EXPERTS
The consolidated financial statements and Schedule II as of December 31, 2019 and for year then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of GBQ Partners LLC, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements and Schedule II as of December 31, 2018 and for year then ended incorporated by reference in this prospectus have been so incorporated in reliance on the report of Plante & Moran, PLLC, an independent registered public accounting firm (the report on the consolidated financial statements contains an explanatory paragraph regarding the Company's ability to continue as a going concern), incorporated herein by reference, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings with the SEC are available to the public at the SEC’s Internet web site at http://www.sec.gov.
We have filed a registration statement, of which this prospectus is a part, covering the securities offered hereby. As allowed by SEC rules, this prospectus does not include all of the information contained in the registration statement and the included exhibits, financial statements and schedules. You are referred to the registration statement, the included exhibits, financial statements and schedules for further information. This prospectus is qualified in its entirety by such other information.
We are subject to the information and periodic reporting requirements of the Exchange Act and, in accordance therewith, file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information are available for inspection at the website of the SEC referred to above. We maintain a website at www.energyfocus.com. The reference to our website address does not constitute incorporation by reference of the information contained on, or that can be accessed through, our website, and you should not consider the contents of our website in making an investment decision with respect to our common stock.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and certain information that we will later file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, except that we do not incorporate any document or portion of a document that was furnished and deemed by the rules of the SEC not to have been filed:

•	Our annual report on Form 10-K for the fiscal year ended December 31, 2019, filed with the SEC on March 24, 2020; and

•	Our Current Reports on Form 8-K (other than information furnished rather than filed) filed with the SEC on January 13, 2020, January 16, 2020 and January 30, 2020.

Additionally, all reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, except as to any portion of any report or document that is not deemed filed under such provisions, (i) on or after the date of filing of the registration statement containing this prospectus and prior to effectiveness of the registration statement and (ii) on or after the date of this prospectus and until the earlier of the date on which all the securities registered hereunder have been sold or the registration statement of which this prospectus is a part has been withdrawn, shall be deemed to be incorporated by reference in this prospectus and to be part hereof from the date of filing of such reports and other documents. Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus or in a document incorporated or deemed to be incorporated by reference herein. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Items 2.02, 7.01 or 9.01 of Form 8-K.
We will furnish without charge to you, on written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents. The incorporated reports and other documents may also be accessed through our website, www.energyfocus.com. You should direct any requests for documents to:
Energy Focus, Inc.
32000 Aurora Road, Suite B
Solon, Ohio 44139
Attn: Chief Financial Officer
Telephone: (440) 715-1300

You should rely only on information contained in, or incorporated by reference into, this prospectus and any prospectus supplement we may file. We have not authorized anyone to provide you with information different from that contained in this prospectus, any prospectus supplement we may file, or incorporated by reference in those documents. We are not making offers to sell the securities in any jurisdiction in which such an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.